Exhibit 99

NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

Stage Stores Reports FY 2013 Adjusted EPS of $1.22; Company to Sell its Steele’s Division

HOUSTON, TX, March 6, 2014 -- Stage Stores, Inc. (NYSE: SSI) today reported financial results for the fourth quarter and fiscal year ended February 1, 2014. The Company reported adjusted earnings for fiscal 2013, excluding one-time items and the loss associated with the Steele’s division, of $1.22 per diluted share compared to $1.44 per diluted share for fiscal 2012. The Company has entered into a definitive agreement for the sale of the Steele’s division, which it expects to consummate during the first quarter of 2014.

Michael Glazer, President and Chief Executive Officer, stated, “Stage Stores had many accomplishments in 2013 that will contribute to our future profitability and growth. A few of the year’s highlights included:

•	consolidating our South Hill buying office into our Houston headquarters,

•	replatforming of our eCommerce website, which contributed to a 31% increase in direct-to-consumer sales,

•	adding several high profile brands across merchandise categories,

•	growing our private label credit card penetration rate by 290 basis points, and

•	continuing to grow our cosmetics business.
In addition to our many accomplishments, we also increased our quarterly dividend rate by 25%, continuing with our long tradition of returning capital to our shareholders.”

2013 Results
The Company follows the retail reporting calendar, which included an extra week of sales in the fourth quarter of 2012. For the 13-week fourth quarter of 2013, the Company reported total sales, excluding Steele’s, of $493 million compared to $519 million for the 14-week fourth quarter of 2012. Comparable store sales for the quarter decreased 3.4%; however, many retailers report comparable store sales on a shifted

--more--

Stage Stores Reports FY 2013
Adjusted EPS of $1.22
Page - 2

calendar, which excludes the first week of the 2012 fiscal quarter. On this shifted basis, comparable store sales decreased 1.1% for the quarter.

Cosmetics, footwear, children’s, related sportswear, plus sizes and men’s businesses all performed better than the Company average for the quarter. Geographically, the South Central and Northwest regions outperformed.

For the 2013 fiscal year, the Company reported total sales, excluding Steele’s, of $1,610 million versus $1,628 million for the 2012 fiscal year. Comparable store sales for the year decreased 1.5%, while on a shifted calendar basis, which excludes the first week of 2012, comparable store sales decreased 1.1%.

The Company reported earnings for the fourth quarter of $24.9 million, or $0.78 per diluted share, this year compared to earnings of $35.8 million, or $1.09 per diluted share, for the same period last year. One-time items recorded in this year’s fourth quarter, totaling approximately $10.5 million, or $0.21 per share, include items associated with the consolidation of the Company’s South Hill, Virginia operations into its Houston headquarters and an impairment charge related to Steele’s. One-time items recorded in last year’s fourth quarter, totaling approximately $2.6 million, or $0.05 per share, are associated with the South Hill consolidation. For the 2013 fiscal year, the Company reported earnings of $16.6 million, or $0.51 per diluted share, compared to earnings of $38.2 million, or $1.19 per diluted share, for fiscal 2012. One-time items, including the Steele’s impairment charge, total approximately $31.1 million, or $0.59 per share, this year versus approximately $6.9 million, or $0.14 per share, last year. Steele’s had a net loss of $0.12 per share this year and last year.

2014 Guidance
Mr. Glazer concluded, “We are optimistic about our prospects for 2014. The initiatives we undertook last year should drive 2014 growth. We plan on opening, expanding or relocating 40 to 50 stores, introducing additional high profile brands, rolling out more cosmetics counters and leveraging our eCommerce platform to accelerate the growth of our direct-to-consumer business.”

The Company expects that comparable store sales for the year, excluding Steele’s, will range from flat to up 2% and that adjusted EPS will be in a range of $1.35 to $1.45.

--more--

Stage Stores Reports FY 2013
Adjusted EPS of $1.22
Page - 3

	FY 2014 OUTLOOK*			FY 2013*
Sales ($mm)	$1,640	—	$1,670	$1,610

Adjusted EPS	$1.35	—	$1.45	$1.22

Diluted Shares (m)	32,200			32,765

     *Excludes Steele’s.

The Company added that it expects net capital expenditures of approximately $60 million compared to $57 million in FY 2013.

Conference Call Information
The Company will hold a conference call today at 8:30 a.m. Eastern Time to discuss its fourth quarter and full year results. Interested parties can participate in the Company’s conference call by dialing 703-639-1319. Alternatively, interested parties can listen to a live webcast of the conference call by logging on to the Company's web site at www.stagestoresinc.com and then clicking on Investor Relations, then Webcasts and then the webcast link. A replay of the conference call will be available online until midnight on Friday, March 14, 2014.

About Stage Stores
Stage Stores, Inc. operates primarily in small and mid-sized towns and communities. Its stores, which operate under the Bealls, Goody’s, Palais Royal, Peebles, Stage and Steele’s names, offer moderately priced, nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family. The Company currently operates 883 stores in 40 states, including 35 Steele’s stores. The Company also has an eCommerce website. For more information about Stage Stores, visit the Company’s web site at www.stagestoresinc.com.

Caution Concerning Forward-Looking Statements
This document contains “forward-looking statements”. Forward-looking statements reflect our expectations regarding future events and operating performance and often contain words such as "believe", "expect", "may", "will", "should", "could", "anticipate", "plan" or similar words. In this document, forward-looking statements include comments regarding the Company’s sales, comparable store sales, adjusted EPS and diluted share count outlooks for the 2014 fiscal year. Forward-looking statements also include comments regarding the number of stores that the Company

--more--

Stage Stores Reports FY 2013
Adjusted EPS of $1.22
Page - 4

expects to open, expand and relocate, and the Company’s outlook for net capital expenditures, in the 2014 fiscal year. Forward-looking statements are subject to a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in our Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on April 3, 2013, and other factors as may periodically be described in our other filings with the SEC. Forward-looking statements speak only as of the date of this document. We do not undertake to update our forward-looking statements.

(Tables to Follow)

Stage Stores, Inc.
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended		Fourteen Weeks Ended
	February 1, 2014		February 2, 2013
	Amount	% to Sales (1)	Amount	% to Sales (1)

Net sales	499,411	100.0%	$527,899	100.0%
Cost of sales and related buying, occupancy and distribution expenses	357,386	71.6%	357,001	67.6%
Gross profit	142,025	28.4%	170,898	32.4%
Selling, general and administrative expenses	100,731	20.2%	112,768	21.4%
Store opening costs	486	0.1%	500	0.1%
Interest expense	732	0.1%	661	0.1%
Income before income tax	40,076	8.0%	56,969	10.8%
Income tax expense	15,214	3.0%	21,176	4.0%
Net income	24,862	5.0%	$35,793	6.8%

Basic and diluted earnings per share data:
Basic earnings per share	$0.79		$1.10
Basic weighted average shares outstanding	31,215		31,957

Diluted earnings per share	$0.78		$1.09
Diluted weighted average shares outstanding	31,438		32,376

(1) Percentages may not foot due to rounding.

Stage Stores, Inc.
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(Unaudited)

	Fifty-Two Weeks Ended		Fifty-Three Weeks Ended
	February 1, 2014		February 2, 2013
	Amount	% to Sales (1)	Amount	% to Sales (1)

Net sales	$1,633,556	100.0%	$1,645,800	100.0%
Cost of sales and related buying, occupancy and distribution expenses	1,202,754	73.6%	1,186,025	72.1%
Gross profit	430,802	26.4%	459,775	27.9%
Selling, general and administrative expenses	398,294	24.4%	392,727	23.9%
Store opening costs	2,959	0.2%	3,657	0.2%
Interest expense	2,744	0.2%	3,011	0.2%
Income before income tax	26,805	1.6%	60,380	3.7%
Income tax expense	10,163	0.6%	22,201	1.3%
Net income	$16,642	1.0%	$38,179	2.3%

Basic and diluted earnings per share data:
Basic earnings per share	$0.51		$1.20
Basic weighted average shares outstanding	32,034		31,278

Diluted earnings per share	$0.51		$1.19
Diluted weighted average shares outstanding	32,311		31,600

(1) Percentages may not foot due to rounding.

Stage Stores, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except par value)
(Unaudited)

	February 1, 2014	February 2, 2013
ASSETS
Cash and cash equivalents	$14,762	$17,937
Merchandise inventories, net	434,407	413,928
Prepaid expenses and other current assets	40,082	35,467
Total current assets	489,251	467,332

Property, equipment and leasehold improvements, net	282,534	290,701
Intangible asset	14,910	14,910
Other non-current assets, net	24,142	21,928
Total assets	$810,837	$794,871

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$125,707	$110,826
Income taxes payable	5,345	14,929
Accrued expenses and other current liabilities	64,204	82,317
Total current liabilities	195,256	208,072

Long-term debt obligations	60,871	11,585
Deferred Taxes	15,644	19,461
Other long-term liabilities	84,622	90,883
Total liabilities	356,393	330,001

Commitments and contingencies	—	—

Common stock, par value $0.01, 100,000 shares authorized, 31,222 and 32,014 shares issued, respectively	312	320
Additional paid-in capital	384,295	376,615
Less treasury stock - at cost, 0 and 0 shares, respectively	(967)	(701)
Accumulated other comprehensive loss	(4,616)	(6,135)
Retained earnings	75,420	94,771
Total stockholders' equity	454,444	464,870
Total liabilities and stockholders' equity	$810,837	$794,871

Stage Stores, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Fifty-Two Weeks Ended	Fifty-Three Weeks Ended
	February 1, 2014	February 2, 2013
Cash flows from operating activities:
Net income	$16,642	$38,179
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and impairment of long-lived assets	69,925	60,426
Loss on retirements of property, equipment and leasehold improvements	860	454
Deferred income taxes	(808)	1,108
Tax benefit (deficiency) from stock-based compensation	1,761	(1,311)
Stock-based compensation expense	8,417	7,803
Amortization of debt issuance costs	279	417
Excess tax benefits from stock-based compensation	(2,076)	(1,024)
Deferred compensation obligation	266	(134)
Amortization of employee benefit related costs	610	414
Construction allowances from landlords	4,162	4,193
Changes in operating assets and liabilities:
Increase in merchandise inventories	(20,479)	(65,984)
Increase in other assets	(6,375)	(4,802)
Increase (decrease) in accounts payable and other liabilities	(26,657)	36,242
Total adjustments	29,885	37,802
Net cash provided by operating activities	46,527	75,981

Cash flows from investing activities:
Additions to property, equipment and leasehold improvements	(61,263)	(49,489)
Proceeds from disposal of assets	27	50
Net cash used in investing activities	(61,236)	(49,439)

Cash flows from financing activities:
Proceeds from revolving credit facility borrowings	494,885	357,910
Payments of revolving credit facility borrowings	(445,490)	(376,410)
Payments of long-term debt obligations	(744)	(18,674)
Payments of debt issuance costs	(128)	—
Repurchases of common stock	(31,367)	(61)
Payments for stock related compensation	(2,381)	(326)
Proceeds from exercise of stock awards	10,149	21,306
Excess tax benefits from stock-based compensation	2,076	1,024
Cash dividends paid	(15,466)	(11,995)
Net cash provided by (used in) financing activities	11,534	(27,226)
Net decrease in cash and cash equivalents	(3,175)	(684)

Cash and cash equivalents:
Beginning of period	17,937	18,621
End of period	$14,762	$17,937

Stage Stores, Inc.
Reconciliation of Non-GAAP Financial Measures
(in thousands, except earnings per share)
(Unaudited)

	Thirteen Weeks Ended	Fourteen Weeks Ended		Fifty-Two Weeks Ended	Fifty-Three Weeks Ended
	February 1, 2014	February 2, 2013		February 1, 2014	February 2, 2013
Net income:
On a U.S. GAAP basis	$24,862	$35,793		$16,642	$38,179
South Hill consolidation related charges, net of tax of $1,170, $827, $8,985 and $1,330, respectively	2,052	1,422		14,770	2,288
Steele's impairment charge, net of tax of $2,772	4,538	—		4,538	—
Steele's operating results, net of tax of $442, $764, $2,465 and $2,243, respectively	745	458		4,036	3,736
Former Chief Executive Officer resignation related charges, net of tax of $113 and $1,216, respectively	—	195		—	2,092
On a non-U.S. GAAP basis	$32,197	$37,868	1	$39,986	$46,295

Diluted earnings per share:
On a U.S. GAAP basis	$0.78	$1.09		$0.51	$1.19
South Hill consolidation related charges	0.07	0.04		0.45	0.07
Steele's impairment charge	0.14	—		0.14	—
Steele's operating results	0.02	0.01		0.12	0.12
Former Chief Executive Officer resignation related charges	—	0.01		—	0.07
On a non-U.S. GAAP basis	$1.01	$1.15		$1.22	$1.44	(1)

(1) EPS does not foot due to rounding.